As filed with the Securities and Exchange Commission on August 30, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Health Net, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-4288333
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21650 Oxnard Street Woodland Hills, California	91367
(Address Of Principal Executive Offices)	(Zip Code)

Health Net, Inc. 401(k) Savings Plan

(formerly the Foundation Health Systems, Inc. 401(k) Associate Savings Plan)

(Full title of the plan)

B. Curtis Westen, Esq.

Senior Vice President, General Counsel and Secretary

Health Net, Inc.

21650 Oxnard Street, Woodland Hills, California 91367

(Name and address of agent for service)

(818) 676-6000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value per share	500,000 shares	$25.215(2)	$12,607,500(2)	$1,597.37
Rights to Purchase Series A Junior Participating Preferred Stock(3)	500,000	—	—	—

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.
(2)	Estimated solely for the purpose of calculating the registration fee and, pursuant to Rules 457(c) and (h) under the Act, based upon the average of the high and low sale prices of the Common Stock reported on the New York Stock Exchange on
August 24, 2004.
(3)	Rights to purchase Series A Junior Participating Preferred Stock of the Company initially are attached to and trade with the shares of Common Stock being registered hereby. Value attributable to such rights, if any, is reflected in the market price of the Common Stock.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by Health Net, Inc., f/k/a Foundation Health Systems, Inc. (the “Company”), pursuant to General Instruction E to Form S-8, to register an additional 500,000 shares of Common Stock, $.001 par value per share (“Common Stock”), and related rights to purchase Series A Junior Participating Preferred Stock of the Company (“Rights”), for issuance under the Health Net, Inc. 401(k) Savings Plan (formerly the Foundation Health Systems, Inc. 401(k) Associate Savings Plan) (the “Plan”). The Company previously registered 300,000 shares of its Common Stock, and related Rights, under the Plan on a registration statement on Form S-8 filed March 31, 1998 (Registration No. 333-48969), the contents of which are incorporated by reference herein in accordance with General Instruction E to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Company or the Plan (File No. 1-12718) are incorporated by reference into this registration statement:

(a)	the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and the amendment, filed with the Commission on March 15, 2004 on Form 10-K/A, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002;

(b)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004 and amendments, filed with the Commission on March 15, 2004 on Form 10-Q/A, to the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2003;

(c)	the Company’s Current Reports on Form 8-K dated May 13, 2004 (filed with the Commission on May 14, 2004), May 14, 2004 (filed with the Commission on May 19, 2004), June 30, 2004 (filed with the Commission on July 8, 2004), July 26, 2004 (filed with the Commission on July 27, 2004) August 16, 2004 and August 19, 2004;

(d)	the description of the Company’s Common Stock contained in Item 1 of the Company’s registration statement on Form 8-A/A (Post-Effective Amendment No. 1) filed with the Commission on August 16, 2004; and

(e)	the description of the Rights contained in Item 1 of the Company’s registration statement on Form 8-A/A (Amendment No. 3) filed with the Commission on July 26, 2004; and

(f)	the Plan’s Annual Report on Form 11-K for the year ended December 31, 2003.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, are hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), the Company’s certificate of incorporation provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the duty of loyalty; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (iii) for liability under Section 174 of the DGCL (relating to certain unlawful dividends, stock repurchases or stock redemptions); or (iv) for any transaction from which the director derived any improper personal benefit. The effect of these provisions in the Company’s certificate of incorporation is to eliminate the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in certain limited situations. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. These provisions do not alter the liability of directors under federal securities laws.

Both the Company’s certificate of incorporation and the Company’s bylaws require the Company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by applicable law. The Company is also required under both its certificate of incorporation and its bylaws to advance, to the maximum extent permitted by law, expenses incurred in connection with any such action, suit or proceeding so long as the director or officer undertakes to repay any advanced amounts if it is ultimately determined that he or she is not entitled to be indemnified.

Under Section 145 of the DGCL, (i) the Company may indemnify a director or officer in connection with an action, suit or proceeding (other than in connection with actions by or in the right of the Company) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, in the case of any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In addition, under Section 145 of the DGCL, the Company may indemnify a director or officer in connection with an action or suit by or in the right of the Company against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, except that the Company may not so indemnify the director or officer if the director or officer is adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, the director or officer is entitled to indemnification of such expenses which such court deems proper. Under Section 145 of the DGCL, expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in Section 145 of the DGCL. In accordance with DGCL Section 145, such expenses (including attorneys’ fees) incurred by former directors and officers may be so paid upon such terms and conditions, if any, as the Company deems appropriate.

The Company maintains an officers’ and directors’ liability insurance policy insuring the Company’s officers and directors against certain liabilities and expenses incurred by them in their capacities as such, and insuring the Company, under certain circumstances, in the event that indemnification payments are made by the Company to such officers and directors.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Sixth Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 6 to the Company’s Registration Statement on Form 8-A/A filed with the Commission on July 26, 2004 (File No. 1-12718)).

4.2	Ninth Amended and Restated Bylaws of Health Net, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-12718)).

4.3	Rights Agreement, dated as of June 1, 1996, between the Company and Harris Trust and Savings Bank (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form 8-A filed with the Commission on July 16, 1996 (File No. 1-12718)).

4.4	Amendment, dated as of October 1, 1996, to the Rights Agreement, by and between the Company and Harris Trust and Saving Bank (incorporated by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A/A filed with the Commission on May 9, 2001 (File No. 1-12718)).

4.5	Second Amendment to Rights Agreement, dated as of May 3, 2001, by and among the Company, Harris Trust and Saving Bank and Computershare Investor Services, L.L.C. (incorporated by reference to Exhibit 3 to the Company’s Registration Statement on Form 8-A/A filed with the Commission on May 9, 2001 (File No. 1-12718)).

4.6	Third Amendment to Rights Agreement, dated as of May 14, 2004, by and among the Company and Computershare Investor Services, L.L.C. (incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form 8-A/A filed with the Commission on May 20, 2004 (File No. 1-12718)).

4.7	Fourth Amendment to Rights Agreement, dated as of July 26, 2004, by and among the Company, Computershare Investor Services, L.L.C. and Wells Fargo Bank, N.A. (incorporated by reference to Exhibit 5 to the Company’s Registration Statement on Form 8-A/A filed with the Commission on July 26, 2004 (File No. 1-12718)).

4.8	Health Net, Inc. 401(k) Savings Plan (incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 1-12718)).

4.9	Amendments through December 31, 2002 made to the Health Net, Inc. 401(k) Savings Plan (incorporated by reference to Exhibit 10.40 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-12718)).

4.10	Specimen Common Stock certificate (incorporated by reference to Exhibit 8 to the Company’s Registration Statement on Form 8-A/A filed with the Commission on July 26, 2004 (File No. 1-12718)).

23	Consent of Deloitte & Touche LLP.

24	Powers of attorney (included on the signature pages to this registration statement).

The Company will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remained unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Woodland Hills, state of California on this August 30, 2004.

HEALTH NET, INC.

By:	/s/ B. CURTIS WESTEN
B. Curtis Westen
Senior Vice President, General Counsel and Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Jay M. Gellert and B. Curtis Westen, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on August 30, 2004.

Signature	Title

/s/ JAY M. GELLERT Jay M. Gellert	President and Chief Executive Officer (Principal Executive Officer) and Director

/s/ MARVIN P. RICH Marvin P. Rich	Executive Vice President, Finance and Operations (Principal Accounting and Financial Officer)

/s/ J. THOMAS BOUCHARD J. Thomas Bouchard	Director

/s/ THEODORE F. CRAVER, JR. Theodore F. Craver, Jr.	Director

/s/ THOMAS T. FARLEY Thomas T. Farley	Director

/s/ GALE S. FITZGERALD Gale S. Fitzgerald	Director

/s/ PATRICK FOLEY Patrick Foley	Director

/s/ ROGER F. GREAVES Roger F. Greaves	Director

/s/ RICHARD W. HANSELMAN Richard W. Hanselman	Director

/s/ RICHARD J. STEGEMEIER Richard J. Stegemeier	Director

/s/ BRUCE G. WILLISON Bruce G. Willison	Director

/s/ FREDERICK C. YEAGER Frederick C. Yeager	Director

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Woodland Hills, state of California, on August 30, 2004.

HEALTH NET, INC. 401(K) SAVINGS PLAN

By:	/s/ MARVIN P. RICH
Marvin P. Rich
Executive Vice President, Finance and Operations of Health Net, Inc. (the Plan’s sponsor) and Member of the Health Net, Inc. Compensation and Benefits Committee (the Plan’s Administrative Committee)

EXHIBIT INDEX

Exhibit Number	Description
4.1	Sixth Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 6 to the Company’s Registration Statement on Form 8-A/A filed with the Commission on July 26, 2004 (File No. 1-12718)).

4.2	Ninth Amended and Restated Bylaws of Health Net, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-12718)).

4.3	Rights Agreement, dated as of June 1, 1996, between the Company and Harris Trust and Savings Bank (incorporated by reference to Exhibit 99.1 to the Company’s Registration Statement on Form 8-A filed with the Commission on July 16, 1996 (File No. 1-12718)).

4.4	Amendment, dated as of October 1, 1996, to the Rights Agreement, by and between the Company and Harris Trust and Saving Bank (incorporated by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A/A filed with the Commission on May 9, 2001 (File No. 1-12718)).

4.5	Second Amendment to Rights Agreement, dated as of May 3, 2001, by and among the Company, Harris Trust and Saving Bank and Computershare Investor Services, L.L.C. (incorporated by reference to Exhibit 3 to the Company’s Registration Statement on Form 8-A/A filed with the Commission on May 9, 2001 (File No. 1-12718)).

4.6	Third Amendment to Rights Agreement, dated as of May 14, 2004, by and among the Company and Computershare Investor Services, L.L.C. (incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form 8-A/A filed with the Commission on May 20, 2004 (File No. 1-12718)).

4.7	Fourth Amendment to Rights Agreement, dated as of July 26, 2004, by and among the Company, Computershare Investor Services, L.L.C. and Wells Fargo Bank, N.A. (incorporated by reference to Exhibit 5 to the Company’s Registration Statement on Form 8-A/A filed with the Commission on July 26, 2004 (File No. 1-12718)).

4.8	Health Net, Inc. 401(k) Savings Plan (incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 1-12718)).

4.9	Amendments through December 31, 2002 made to the Health Net, Inc. 401(k) Savings Plan (incorporated by reference to Exhibit 10.40 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (File No. 1-12718)).

4.10	Specimen Common Stock certificate (incorporated by reference to Exhibit 8 to the Company’s Registration Statement on Form 8-A/A filed with the Commission on July 26, 2004 (File No. 1-12718)).

23	Consent of Deloitte & Touche LLP.

24	Powers of attorney (included on the signature pages to this registration statement).